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Term Sheet No. U65 To the Product Supplement No.U-II dated September 30, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 October 1, 2009

$ 13.50% - 15.50%* per annum Callable Yield Notes due November 1, 2010 Linked to the Performance of Apple Inc. and Microsoft Corporation

General

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The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Reference Shares. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs with respect to either of the Reference Shares.

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The interest payments will be paid quarterly at a rate which is expected to be between 13.50% - 15.50%* per annum (to be determined on the Trade Date), calculated on a 30/360 basis, subject to Early Redemption.

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Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing November 1, 2010†.

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities are expected to price on or about October 27, 2009 (the "Trade Date") and are expected to settle on or about October 30, 2009. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:		Credit Suisse, acting through its Nassau Branch
Reference Shares:		Each of the Reference Shares is identified in the table below, together with its Bloomberg symbol, Initial Share Price and Knock-In Level:
	Reference Shares	Ticker	Initial Share Price	Knock-In Level
	Apple Inc.	AAPL UW <EQUITY>
	Microsoft Corporation	MSFT UW <EQUITY>
Knock-In Level:		The Knock-In Level for each of the Reference Shares will be 70% of the Initial Share Price of such Reference Shares, calculated on a 30/360 basis.
Interest Rate:		Expected to be between 13.50% - 15.50% per annum (to be determined on the Trade Date).
Interest Payment Dates:
Unless redeemed earlier, interest will be paid quarterly in arrears on February 1, 2010, May 1, 2010, August 1, 2010 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.
Early Redemption:
The Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date occurring on or after February 1, 2010 upon at least five business days notice at 100% of the principal amount of the securities, together with any accrued but unpaid interest.
Knock-In Event:		A Knock-In Event occurs if the closing share price of either of the Reference Shares reaches or falls below its Knock-In Level on any trading day during the Observation Period.
Initial Share Price:		For each of the Reference Shares, the closing share price of such Reference Shares on the Trade Date.
Final Share Price:		For each of the Reference Shares, the closing share price of such Reference Shares on the Valuation Date.
Redemption Amount:
The Redemption Amount of the securities you will be entitled to receive will depend on the individual performance of each of the Reference Shares and whether a Knock-In Event occurs. Subject to Early Redemption, the Redemption Amount will be determined as follows:
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If a Knock-In Event occurs during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the percentage change from the Initial Share Price to the Final Share Price of the Lowest Performing Reference Shares, subject to a maximum of zero. In this case, the maximum Redemption Amount will equal the principal amount of the securities, but the Redemption Amount may be less than the principal amount of the securities and you could lose your entire investment.
	•	If a Knock-In Event does not occur during the Observation Period, the Redemption Amount will equal the principal amount of the securities.
Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.
Lowest Performing Reference Shares:		The Reference Shares for which the lowest value is obtained from the following equation:
Final Share Price – Initial Share Price Initial Share Price
Share Adjustment Factor:		For each of the Reference Shares, the Share Adjustment Factor will be initially set at 1.0, subject to adjustment for anti-dilution events, as described in the accompanying product supplement
Observation Period:		The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date†:		October 27, 2010
Maturity Date†:		November 1, 2010
Listing:		The securities will not be listed on any securities exchange.
CUSIP:		22546ENW0

†    Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under "Description of the Securities—Market disruption events."

Investing in the securities involves a number of risks. See "Selected Risk Considerations" in this term sheet and "Risk Factors" beginning on page PS-5 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$	$

Total	$	$	$

(1) We or one of our affiliates may pay discounts and commissions of between 2.00% and 2.75% per $1,000 principal amount of securities in connection with the securities, consisting of selling concessions of up to 2.25% and referral fees of up to 0.50%. In addition, an affiliate of ours may pay fees to some broker-dealers of up to 0.40% per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this term sheet.

The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more information, see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this term sheet.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. In addition, the securities are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

Credit Suisse

October 1, 2009

Additional Terms Specific to the Securities

You should read this term sheet together with the product supplement dated September 30, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Product supplement No. U-II dated September 30, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909008648/a2194779z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the "Company," "we," "us," or "our" refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the product supplement and "Selected Risk Considerations" in this term sheet, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The following tables illustrate hypothetical Redemption Amounts at maturity and total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities, based on a number of assumed variables. The tables assume that (i) the securities have not been redeemed prior to maturity, (ii) the Interest Rate applicable to the securities is 14.50% per annum (the midpoint of the expected range set forth on the cover of this term sheet), (iii) the term of the securities is exactly one year and (iv) the Knock-In Level for each of the Reference Shares is 70% of the Initial Share Price of such Reference Shares. These examples are provided for illustration purposes only. The actual payment amounts received by investors will depend on several variables, including, but not limited to (a) whether the closing share price of either of the Reference Shares is less than or equal to its respective Knock-In Level on any trading day during the Observation Period and (b) the Final Share Price of the Lowest Performing Reference Shares. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual returns applicable to the purchaser of the securities. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

TABLE 1:    This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES NOT occur during the Observation Period.

Principal Amount of Securities	Lowest Performing Reference Shares Return	Redemption Amount (Knock-In Event does not occur)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	$1,000	$145.00	$1,145.00
$1,000	40%	$1,000	$145.00	$1,145.00
$1,000	30%	$1,000	$145.00	$1,145.00
$1,000	20%	$1,000	$145.00	$1,145.00
$1,000	10%	$1,000	$145.00	$1,145.00
$1,000	0%	$1,000	$145.00	$1,145.00
$1,000	-10%	$1,000	$145.00	$1,145.00
$1,000	-20%	$1,000	$145.00	$1,145.00
$1,000	-25%	$1,000	$145.00	$1,145.00

TABLE 2:    This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES occur during the Observation Period.

Principal Amount of Securities	Lowest Performing Reference Shares Return	Redemption Amount (Knock-In Event does not occur)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	$1,000	$145.00	$1,145.00
$1,000	40%	$1,000	$145.00	$1,145.00
$1,000	30%	$1,000	$145.00	$1,145.00
$1,000	20%	$1,000	$145.00	$1,145.00
$1,000	10%	$1,000	$145.00	$1,145.00
$1,000	0%	$1,000	$145.00	$1,145.00
$1,000	-10%	$900	$145.00	$1,045.00
$1,000	-20%	$800	$145.00	$945.00
$1,000	-30%	$700	$145.00	$845.00
$1,000	-40%	$600	$145.00	$745.00
$1,000	-50%	$500	$145.00	$645.00

Hypothetical Examples of Redemption Amounts of the Security

Because the return on the securities depends upon whether a Knock-In Event occurs and the performance of the Lowest Performing Reference Shares, we cannot present a complete range of possible Redemption Amounts at maturity. The four examples below set forth a sampling of hypothetical Redemption Amounts at maturity based on the following assumptions:

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  Principal amount of securities = $1,000

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  The Initial Share Price is $185.00 for AAPL and $25.00 for MSFT.

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  No exercise of our Early Redemption right.

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  The Knock-In Level for each of the Reference Shares is 70% of the Initial Share Price of such Reference Shares.

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  At maturity you will be entitled to receive the Redemption Amount calculated as shown in the examples below.

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  In addition to the Redemption Amount, you will be entitled to receive interest payments quarterly on each Interest Payment Date, up to and including the Maturity Date or the Early Redemption Date, as the case may be.

The examples provided herein are for illustration purposes only. The actual payment at maturity, if any, will depend on whether a Knock-In Event occurs and, if so, the Final Share Price of the Lowest Performing Reference Shares. You should not take these examples as an indication of potential payments. It is not possible to predict whether a Knock-In Event will occur and, if so, whether and by how much the Final Share Price of the Lowest Performing Reference Shares will decrease in comparison to its Initial Share Price.

Example 1: A Knock-In Event occurs because the closing price of one of the Reference Shares reaches its Knock-In Level; and the Final Share Price of the Lowest Performing Reference Shares is less than its Initial Share Price.

Reference Shares	Initial Share Price	Lowest closing price of the Reference Shares during the Observation Period	Final Share Price on Valuation Date
APPL	$185.00	$185.00 (100% of Initial Share Price)	$203.50 (110% of Initial Share Price)
MSFT	$25.00	$17.50 (70% of Initial Share Price)	$17.50 (70% of Initial Share Price)

Since the closing price of MSFT reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. MSFT is also the Lowest Performing Reference Shares.

Therefore, the percentage change from the Initial Share Price to the Final Share Price of the Lowest Performing Reference Shares =

Final Share Price of MSFT – Initial Share Price of MSFT
Initial Share Price of MSFT

    ; subject to a maximum of 0.00

= ($17.50 - $25.00)/$25.00 = -0.30

The Redemption Amount = principal amount of the securities × (1 + percentage change of the Lowest Performing Reference Shares)

= $1,000 × (1 - 0.30) = $700

Example 2: A Knock-In Event occurs because the closing price of one of the Reference Shares reaches its Knock-In Level; the Lowest Performing Reference Shares never reaches or falls below its Knock-In Level; and the Final Share Price of the Lowest Performing Reference Shares is less than its Initial Share Price.

Reference Shares	Initial Share Price	Lowest closing price of the Reference Shares during the Observation Period	Final Share Price on Valuation Date
AAPL	$185.00	$129.50 (70% of Initial Share Price)	$203.50 (110% of Initial Share Price)
MSFT	$25.00	$19.25 (77% of Initial Share Price)	$19.25 (77% of Initial Share Price)

Since the closing price of APPL reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. MSFT is the Lowest Performing Reference Shares, even though its closing price never reaches or falls below its Knock-In Level.

Therefore, the percentage change of the Lowest Performing Reference Shares =

Final Share Price of MSFT – Initial Share Price of MSFT
Initial Share Price of MSFT

    ; subject to a maximum of 0.00

= ($19.25 - $25.00)/$25.00 = -0.23

The Redemption Amount = principal amount of the securities × (1 + percentage change of the Lowest Performing Reference Shares)

= $1,000 × (1 - 0.23) = $770

Example 3: A Knock-In Event occurs because the closing price of at least one of the Reference Shares reaches its Knock-In Level; and the Final Share Price of the Lowest Performing Reference Shares is greater than its Initial Share Price.

Reference Shares	Initial Share Price	Lowest closing price of the Reference Shares during the Observation Period	Final Share Price on Valuation Date
AAPL	$185.00	$129.50 (70% of Initial Share Price)	$203.50 (110% of Initial Share Price)
MSFT	$25.00	$22.50 (90% of Initial Share Price)	$30.00 (120% of Initial Share Price)

Since the closing price of APPL reaches its Knock-In Level, a Knock-In Event occurs. APPL is also the Lowest Performing Reference Shares.

Therefore, the percentage change of the Lowest Performing Reference Shares =

Final Share Price of APPL – Initial Share Price of APPL
Initial Share Price of APPL

    ; subject to a maximum of 0.00

= ($203.50 - $185.00)/$185.00 = 0.10

BUT 0.10 is greater than the maximum of 0.00, so the percentage change of the Lowest Performing Reference Shares is 0.00.

The Redemption Amount = principal amount of the securities × (1 + percentage change of the Lowest Performing Reference Shares)

= $1,000 × (1 + 0.0) = $1,000

Example 4: A Knock-In Event does not occur.

Reference Shares	Initial Share Price	Lowest closing price of the Reference Shares during the Observation Period	Final Share Price on Valuation Date
APPL	$185.00	$142.45 (77% of Initial Share Price)	$203.50 (110% of Initial Share Price)
MSFT	$25.00	$19.50 (78% of Initial Share Price)	$27.50 (110% of Initial Share Price)

Since the closing price of each of the Reference Shares did not reach or fall below its Knock-In Level, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Shares. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  THE SECURITIES ARE NOT PRINCIPAL PROTECTED – An investment in the securities is not principal protected and you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid interest. If a Knock-In Event occurs during the Observation Period and the Final Share Price of the Lowest Performing Reference Shares falls below its Initial Share Price, you will be fully exposed to any depreciation in the Lowest Performing Reference Shares. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities and you could lose your entire investment if the Lowest Performing Reference Shares falls to zero. Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.

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  THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST, AT MATURITY OR UPON EARLY REDEMPTION – The securities will not pay more than the principal amount, plus accrued and unpaid interest, at maturity or upon early redemption. If the Final Share Price of each of the Reference Shares is greater than its respective Initial Share Price (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of either of the Reference Shares. Assuming the securities are held to maturity the maximum amount payable with respect to the securities will not exceed between $1,135 and $1,155 (to be determined on the Trade Date) for each $1,000 principal amount of the securities.

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  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Reference Shares, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the securities prior to maturity.

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  IF A KNOCK-IN EVENT OCCURS, YOUR RETURN WILL BE BASED ON THE INDIVIDUAL PERFORMANCE OF THE LOWEST PERFORMING REFERENCE SHARES – If a Knock-In Event occurs, your return will be based on the individual performance of the Lowest Performing Reference Shares. This will be true even if the closing price of the Lowest Performing Reference Shares never reached or fell below its Knock-In Level on any trading day during the Observation Period.

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  YOUR RETURN WILL BE NEGATIVE EVEN IF A KNOCK-IN EVENT OCCURS WITH RESPECT TO ONLY ONE OF THE REFERENCE SHARES AND THE FINAL SHARE PRICE OF ONLY ONE OF THE REFERENCE SHARES REACHES OR FALLS BELOW ITS INITIAL SHARE PRICE – Your return will be negative even if a Knock-In Event occurs with respect to only one of the Reference Shares and the Final Share Price of only one of the Reference Shares reaches or falls below its Initial Share Price. Even if the closing price of only one of the Reference Shares reaches or falls below its Knock-In Level on any Trading Day during the Observation Period, a Knock-In Event will have occurred.

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  THE SECURITIES ARE SUBJECT TO EARLY REDEMPTION, WHICH LIMITS YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES – The securities are subject to early redemption. The securities may be redeemed on any Interest Payment Date occurring on or after February 1, 2010 upon at least five business days notice. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive only the principal amount of your securities and any accrued but unpaid interest to and including the Early Redemption Date. In this case, you will lose the opportunity to continue to accrue and be paid interest from the Early Redemption Date to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

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  SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE OF THE REFERENCE SHARES, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVELS OF EACH OF THE REFERENCE SHARES – Since the securities are linked to the performance of two Reference Shares the securities will be linked to the individual performance of each of the Reference Shares. Because the securities are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Reference Shares to the same degree for each of the Reference Shares. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the lowest performing of each of two Reference Shares, the individual performance of each of the Reference Shares would not be combined to calculate your return and the depreciation of either of the Reference Shares would not be mitigated by the appreciation of the other Reference Shares. Instead, your return depends on the lowest performing of the two Reference Shares to which the securities are linked.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO OWNERSHIP RIGHTS RELATING TO THE REFERENCE SHARES – Your return on the securities will not reflect the return you would realize if you actually owned the Reference Shares. The return on your investment, which is based on the percentage change in the Reference Shares, is not the same as the total return based on the purchase of the Reference Shares. As an investor in the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Reference Shares.

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  ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of each of the Reference Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of each of the Reference Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See "Description of the Securities—Anti-dilution adjustments" in the accompanying product supplement.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

  •
  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

  •
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the prices of the Reference Shares on any trading day during the Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

    o
    the expected volatility of the Reference Shares;

    o
    the time to maturity of the securities;

    o
    the dividend rate on the stocks comprising the Reference Shares;

    o
    the Early Redemption feature, which is likely to limit the value of the securities;

    o
    interest and yield rates in the market generally;

    o
    the occurrence of certain events to the Reference Shares that may or may not require an adjustment to the Share Adjustment Factor;

    o
    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Reference Shares or stock markets generally and which may affect the prices of the Reference Shares; and

    o
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Reference Shares and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

The Reference Shares

We have derived all information regarding each of the Reference Shares contained in this term sheet, from publicly available information. We make no representation or warranty as to the accuracy or completeness of this publicly available information. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above and that could affect the trading price of the shares of the Reference Shares have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Shares could affect the price of the shares of the Reference Shares and therefore the trading prices of the securities.

Apple Inc. ("Apple")

According to its publicly available filings with the SEC, Apple designs, manufactures, and markets personal computers, portable digital music players, and mobile communication devices and sells a variety of related software, services, peripherals, and networking solutions. The common stock of Apple, no par value, is listed on the NASDAQ Stock Market under the ticker symbol "AAPL." Apple's SEC file number is 000-10030.

Microsoft Corporation ("Microsoft")

According to its publicly available filings with the SEC, Microsoft develops, manufactures, licenses and supports a range of software products for computing devices, and provides consulting and product support services. Microsoft also sells video game consoles and games, digital music and entertainment devices, PC games, and peripherals. The common stock of Microsoft, par value $0.00000625 per share, is listed on The NASDAQ Stock Market under the ticker symbol "MSFT". Microsoft's SEC file number is 000-14278.

Historical Performance of the Reference Shares

The following graphs set forth the historical performance of each of the Reference Shares based on the daily closing price (in U.S. dollars) of one share of such Reference Shares from January 1, 2004 through September 30, 2009. The closing price of one share of Apple on September 30, 2009 was $185.37. Apple is reported by Bloomberg under the ticker symbol "AAPL:UW". The closing price of one share of Microsoft on September 30, 2009 was $25.89. Microsoft is reported by Bloomberg under the ticker symbol "MSFT: UW". We obtained the closing prices below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical closing prices of the Reference Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of such Reference Shares on any trading day during the term of the securities, including on the Valuation Date. We cannot give you any assurance that the closing price of either of the Reference Share will remain above its Knock-In Level during the Observation Period. If the closing price of either of the Reference Shares reaches or falls below its Knock-In Level on any Trading Day during the Observation Period, and the closing price of the Lowest Performing Reference Share on the Valuation Date is less than its Initial Share Price, you will lose money on your investment.

Historical Performance of Apple Inc.

Historical Performance of Microsoft Corporation

Certain U.S. Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

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  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

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  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof , all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. Under one approach, each security is treated as consisting of (a) a put option (the "Put Option") that requires the holder to cash settle against the value of the Lowest Performing Reference Shares for an amount equal to the Deposit (as defined below) if any of the Reference Shares declines to a defined floor level and ends up equal to or less than the Initial Share Price and (b) a deposit with us of cash, in an amount equal to the amount paid for a security (the "Deposit") to secure the holder's potential obligation to cash settle against the value of the Lowest Performing Reference Shares. We intend to treat the securities consistent with this approach. We and by acceptance of a security, each holder, agree to treat the securities as consisting of a Deposit and a Put Option with respect to the value of the Lowest Performing Reference Shares for all U.S. federal income tax purposes. The balance of this summary assumes that the securities are so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss.

Alternatively, in the event that the securities have a term of more than one year and reference an equity interest in a "pass-thru entity" within the meaning of Code section 1260 (which includes shares in, among others, an exchange-traded fund, a regulated investment company, a real estate investment trust, a partnership or trust), the IRS might assert that the securities constitute a "constructive ownership transaction." If the securities were treated as a constructive ownership transaction, under Code section 1260, all or a portion of your gain, if any, from the securities would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Tax Treatment of U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, the portion of each stated interest coupon on the security that should be treated as interest on the Deposit is 1.23125% and the balance should be treated as put premium received by the U.S. Holder in respect of the Put Option to us (the "Put Premium").

Interest Payments on the Securities

We will treat the Deposit as a debt obligation issued by us. Accordingly, we will treat each coupon payment as consisting of interest of 1.23125% on the Deposit and the balance as Put Premium paid to you. U.S. Holders should therefore include such interest component of the coupon in income as received or accrued, based on their method of accounting.

Put Premium and Payment of Redemption Amount on the Securities

A U.S. Holder should not be subject to tax upon receipt of the Put Premium.

If a Knock-In Event has occurred, a U.S. holder will receive cash equal to the amount described above under "Description of the Securities—Redemption Amount" and should recognize short-term capital gain or loss equal to the difference between (a) the cash proceeds so received (other than in respect of any accrued but unpaid coupon on the security, which will be taxed as described above) plus the Put Premium, and (b) the U.S. Holder's tax basis in the security (generally equal to the amount of the Deposit).

If a Knock-In Event has not occurred, a U.S. holder will receive cash equal the principal amount of the security and should recognize short-term capital gain or loss equal to the difference between (a) the cash proceeds so received (other than in respect of any accrued but unpaid coupon on the security, which will be taxed as described above) and (b) the U.S. Holder's tax basis in the security. This difference is expected to equal zero. The Put Option should be deemed to have expired unexercised and the Put Premium received should be treated as short-term capital gain at such time.

Sale or Exchange of the Securities

Upon a sale or exchange of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Put Option on the basis of their respective fair market values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit and the U.S. Holder's adjusted tax basis in the Deposit (which will generally equal the issue price of the security). Except to the extent attributable to accrued but unpaid interest with respect to the Deposit, which will be subject to tax as described above under "—Interest Payments on the Securities," such gain or loss will be short-term capital gain or loss if the U.S. Holder has held the security for not more than one year, and long-term capital gain or loss if the U.S. Holder has held the security for more than one year. A U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Put Option plus any previously received Put Premium. If the value of the Deposit exceeds the total sale proceeds received, then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer's assumption of the U.S. Holder's rights and obligations under the Put Option. In such a case, the U.S. Holder should recognize a short-term capital gain or loss in an amount equal to the difference between the total Put Premium previously received and the amount of the payment deemed made by the U.S. Holder to the buyer with respect to the assumption of the Put Option. The amount of the deemed payment will be added to the sale proceeds allocated to the Deposit in determining the gain or loss in respect of the Deposit.

Non-U.S. Holders Generally

The U.S. withholding tax consequences of any coupon payment in respect of the securities is uncertain. Given the uncertainty, we will withhold U.S. income tax at a rate of 30% on any coupon payment. It may be possible for a non-U.S. Holder to take the position that some or all of a coupon payment is exempt from the 30% U.S. withholding tax or subject to a reduced withholding tax rate under an applicable tax treaty. Any non-U.S. Holder taking the position that a coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS.

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payment of the Redemption Amount by us in respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Derivative Contracts

On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") that was referred to the House Ways and Means Committee of the previous Congress and would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill. No further action was taken on the Bill and it has not been reintroduced in the current Congress. The Bill, if reintroduced with the same language, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to the contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

While the Bill, if reintroduced with the same language and enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this term sheet and will receive underwriting discounts and commissions of between 2.00% and 2.75% or between $20.00 and $27.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers and may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 principal amount of securities. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay fees to some broker-dealers of up to 0.40% or $4.00 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any discretionary account without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to "Underwriting" in the accompanying product supplement.

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